SCHEDULE 14A
                                 (RULE 14a-101)

                  INFORMATION REQUIRED IN INFORMATION STATEMENT
                            SCHEDULE 14A INFORMATION

             INFORMATION STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a party other than the Registrant [ ]

Check the appropriate box:

     [ ]  Preliminary Proxy Statement.
     [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
     [ ]  Definitive Proxy Statement.
     [ ]  Definitive Additional Materials.
     [X]  Soliciting Material Pursuant to Sec.240.14a-11(c) or Sec.240.14a-12.

                            ATSI COMMUNICATIONS, INC.
                (Name of Registrant as Specified in its Charter)


Payment of Filing Fee (check the appropriate box):

     [X]  No Fee Required.

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               pursuant to Exchange Act Rule 0-11 (Set forth amount on which
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     [ ]  Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offering fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of the filing.
          1)   Amount previously paid:
          2)   Form, Schedule or Registration Statement No.:
          3)   Filing Party:
          4)   Date Filed:

QUESTION:  WHAT ARE THE REASONS FOR REINCORPORATION IN NEVADA?

ANSWER: We believe the reincorporation in Nevada will provide (i) a greater measure of flexibility and simplicity in corporate governance than available under Delaware law; (ii) save taxes and other expenses; (iii) provide additional authorized and unissued shares of Common Stock; (iv) and increase the marketability of our securities.

Nevada has adopted a modern code governing the formation and operation of corporations. It includes by statute many of the concepts developed judicially in Delaware. In addition, the Nevada law provides for greater flexibility in raising capital and other corporate transactions and limits the ability of controlling stockholders to engage in certain transactions. The merger will result in these provisions being applicable to old ATSI. In addition, as a result of the merger, the new ATSI will have a greater number of authorized and unissued shares of Common Stock that can be issued to raise capital, compensate employees or consultants or for other corporate purposes.

Nevada imposes no franchise taxes or corporate income taxes on corporations that are incorporated in Nevada, which will result in an immediate savings. We also believe that the cost of doing business, as a Nevada corporation will be less because there are fewer reports that must be filed with agencies of the State of Nevada and the costs of litigation and other legal processes is less in Nevada.

QUESTION:  ARE  THERE  ANY  OTHER  BENEFITS?

ANSWER: Yes. There are currently over 103 million shares of ATSI Common Stock outstanding. The large number of shares outstanding makes administration of the share transfer records expensive and overly complicated for a company with limited market capitalization. Moreover, the shares of Common Stock of ATSI have been trading at or below $.10 per share making transactions in such shares extremely expensive for small shareholders. One of the features of the reincorporation will be a conversion of 100 shares of Old ATSI Common Stock into one (1) share of New ATSI Common Stock which will make it more economical to maintain transfer records and make transactions in shares of New ATSI more economical.

We also believe that the price of our Common Stock may have been artificially depressed due to abnormally high short selling by speculators who are not stockholders. We believe that these sales are conducted through a practice commonly known as a "naked short" sale. Certain brokers may have permitted their customers to sell shares that are neither owned by such customers nor borrowed from another stockholder. As a result, the broker has not delivered the shares sold to the purchasers. If this practice is widespread, it creates severe pressure on the price of our stock since there is no limit on the number of shares that are traded. The reincorporation in Nevada will permit us to require the delivery of certificates representing our shares for exchange in connection with the reincorporation or subsequent changes in our capital structure. We believe that the practice of naked short sales, and the depression of our stock price which it has caused, will be discouraged as a result of the merger.

QUESTION:  WHAT EXACTLY HAPPENS IN A REINCORPORATION?

ANSWER: The reincorporation will be affected by the merger of Old ATSI with and into our wholly owned subsidiary, New ATSI. New ATSI will be the surviving entity. The reincorporation will be effective as soon as reasonably possible after the approval of the Plan and Agreement of Merger at the Annual Meeting.

On the Effective Date (i) each of our stockholders as of the Effective Date will become entitled to receive one (1) share of New ATSI Common Stock and ten (10) shares of New ATSI Series H Convertible Preferred Stock for each 100 shares of Old ATSI Common Stock surrendered, (ii) any fractional share of New ATSI Common Stock or New ATSI Preferred Stock that would result from the merger will be rounded up to the nearest whole share, (iii) each of the owners of any series of our Preferred Stock will be entitled to receive an equal number of shares of the New ATSI Preferred Stock having identical designations, rights and preferences,
(iv) each share of New ATSI Common Stock owned by Old ATSI prior to the merger will be canceled and will resume the status of authorized and unissued New ATSI Common Stock, (v) Old ATSI will cease its corporate existence in the State of Delaware, and (vi) Old ATSI will cease to trade on the Over-the-Counter market under the symbol "ATSC".

QUESTION:  WILL THIS PROCESS AFFECT MY RIGHTS AS A SHAREHOLDER?

ANSWER: The Articles of Incorporation and bylaws of New ATSI are substantially identical to the Certificate of Incorporation and bylaws of Old ATSI. Except for the differences between the laws of the State of

Delaware, which govern Old ATSI, and the laws of the State of Nevada, which govern New ATSI, your rights as shareholders will not be affected by the merger.

QUESTION: WILL THE COMPANY'S MANAGEMENT CHANGE?

ANSWER: The Board of Directors and officers of New ATSI will consist of the persons who are our directors and officers prior to the merger. Our daily business operations will continue at the principal executive offices at the locations operated by the Old ATSI

QUESTION: WILL ATSI CONTINUE TO TRADE UNDER THE SAME TICKER SYMBOL?

ANSWER: No. The New ATSI will begin trading under a new symbol. A new CUSIP number will also be assigned.

QUESTION: HOW WILL THE PLAN AFFECT THE COMPANY'S CAPITALIZATION AND STOCKHOLDERS' EQUITY?

ANSWER: The merger will not affect stockholders' equity but will result in a change to the number and description of the shares of capital stock outstanding and the number of shares of Common Stock that are authorized and unissued.

The authorized capital of Old ATSI consists of 200,000,000 shares of Common Stock, $.001 par value, and 10,000,000 shares of Preferred Stock, $.001 par value. As of December 5, 2003, there were 103,638,690 shares of Old ATSI Common Stock and 20,042 shares of Old ATSI Preferred Stock outstanding. In addition, there were 8,673,659 shares of Old ATSI Common Stock reserved for issuance under outstanding warrants and options. The remaining 87,687,651 authorized shares of Common Stock are not sufficient to cover the number of shares of Common Stock issuable upon conversion of all outstanding securities convertible into Common Stock. As a result, no shares of Common Stock were available for issuance by the Board of Directors to raise capital for operations, compensation of employees or other corporate purposes.

The authorized capital of New ATSI consists of 200,000,000 shares of capital stock divided into 150,000,000 shares of Common Stock, $.001 par value per share, and 50,000,000 shares of Preferred Stock, $.001 par value per share. The Board of Directors of New ATSI has adopted designations, rights and preferences for Preferred Stock which are identical to the rights and preferences of the Preferred Stock issued by Old ATSI. In addition, the Board of Directors of New ATSI has adopted rights and preferences of the Series H Convertible Preferred Stock (the "Series H Preferred Stock") which will be issued as a result of the merger.

As a result of the merger and mandatory exchange of the Common Stock, New ATSI will have outstanding approximately 1,036,400 shares of Common Stock, 20,042 shares of Preferred Stock on terms identical to the outstanding shares of Old ATSI Preferred Stock, and 10,364,000 shares of Series H Preferred Stock. In addition, New ATSI has reserved 17,090,630 shares of Common Stock for issuance under outstanding warrants, options and securities convertible into Common Stock. Accordingly, the Board of Directors of New ATSI will have available approximately 132,872,000 shares of Common Stock and 39,500,000 shares of Preferred Stock which are authorized but presently unissued and unreserved.

QUESTION: WILL MY PERCENTAGE OWNERSHIP OF ATSI REMAIN THE SAME?

ANSWER: Yes. Shares of New ATSI Common Stock will have one vote for each share and will otherwise be identical to the shares of Old ATSI Common Stock. Since all stockholders of Old ATSI will receive at least one (1) share of New ATSI Common Stock there will not be any change in the number of stockholders and all stockholders will own the same percentage ownership in New ATSI that they owned in Old ATSI, subject to minor changes as a result of rounding.

Each owner of Old ATSI Common Stock on the Effective Date will also receive at least one (1) share of New ATSI Series H Preferred Stock. Each share of the Series H Preferred Stock may be redeemed by New ATSI at any time for one (1) share of New ATSI Common Stock, may be converted at the option of the holder to one and one-fifth (1.2) share of New ATSI Common Stock after one (1) year and may be converted at the option of the holder to one and one-half (1.5) share of New ATSI Common Stock after two (2) years. The Series H Preferred Stock does not vote on any matters (except as required by Nevada law with respect to changes in the rights of the Series H Preferred Stock) and shares equally with the shares of New ATSI Common Stock in distributions of dividends or liquidation amounts as though the Series H Preferred Stock had been converted to Common Stock.

QUESTION: WHAT IF, DESPITE THE POTENTIAL BENEFITS FOR ATSI, I DON'T WANT TO VOTE IN FAVOR OF THE MERGER? WHAT WILL HAPPEN TO THE STOCK I OWN?

ANSWER: If a majority of the outstanding voting interests approve the merger, you will be obligated to exchange your shares of Old ATSI for shares of New ATSI. Delaware corporate law does not provide for dissent and appraisal in a merger with and into a wholly owned subsidiary.

QUESTION: HOW CAN I EXCHANGE THE OLD ATSI CERTIFICATE FOR A NEW ATSI
CERTIFICATE?

ANSWER: The process is very simple. If you do not receive our proxy, please contact us at investorinfo@atsi.net to receive (i) a form letter of transmittal
               ---------------------
and (ii) instructions for surrendering of your certificates representing our common stock in exchange for certificates representing shares of New ATSI Common Stock and New ATSI Series H Preferred Stock. Upon surrender of a certificate representing Old ATSI Common Stock to New ATSI, together with a duly executed letter of transmittal, New ATSI will issue, as soon as practicable after approval of the Plan and Agreement of Merger, a certificate representing that number of shares of New ATSI Common Stock and New ATSI Series H Preferred Stock you are entitled to receive.

Please note that if you own shares of Old ATSI Common Stock through a nominee or in a brokerage account, you do not have a certificate to submit for exchange. Since we believe there have been widespread sales of our stock without actual delivery of certificates, it is possible that your nominee or broker may not have certificates representing all of the shares owned by its customers. We recommend that you contact your nominee or broker and request that a certificate be issued to you so that you may submit it for exchange with the enclosed letter of transmittal. This will ensure that there are actually shares of New ATSI Common Stock and New ATSI Series H Preferred Stock in your name on the books and records of New ATSI.

You are required to surrender your certificates representing Old ATSI Common Stock for certificates representing shares of New. ATSI Common Stock and New ATSI Series H Preferred Stock. The Board of Directors of New ATSI determined that a reasonable period for you to submit certificates for exchange is 60 days from the Effective Date of the merger. Dividends and other distributions declared by New ATSI after the Effective Date with respect to Common Stock or Series H Preferred Stock and payable to holders of record thereof after the Effective Date will be paid ONLY to the holders of certificates representing New ATSI Common Stock or Series H Preferred Stock and not to the holders of unsurrendered certificates representing shares of Old ATSI.

In addition, holders of unsurrendered certificates representing shares of Old ATSI Common Stock will not be entitled to notice of or to vote at any meetings of the stockholders of New ATSI until they surrender the certificate representing Old ATSI Common Stock. New ATSI may enforce the mandatory delivery of the certificates by action in the Nevada courts if you fail to deliver such certificates for exchange.

QUESTION: I LIKE THE PROGRESS YOU HAVE MADE IN THE PAST SIX MONTHS. HOW CAN I LEARN ABOUT YOUR FUTURE PROGRESS?

ANSWER: Please read all of our filings with the Securities and Exchange Commission at www.sec.gov. You can access our press releases through various
                -----------
financial websites. And, you can sign up for shareholder alerts via email. Register by sending your name and email address to investorinfo@atsi.net.
                                                          ---------------------

QUESTION:  HOW MANY SHARES WILL I RECEIVE?

ANSWER:  Here's a table with several examples:

                                                  SHARE CONVERSION TABLE

==========================================================================================================================
OLD ATSI                                                          NEW ATSI
==========================================================================================================================
# OF SHARES (COMMON)  # OF SHARES (COMMON)  # OF SHARES (PREFERRED)   # OF SHARES (COMMON)       # OF SHARES (COMMON)
                                                                     (IF HELD FOR ONE YEAR)  (IF HELD FOR 2 YEARS OR MORE)
==========================================================================================================================
               1,000                    10                      100                     120                            150
--------------------------------------------------------------------------------------------------------------------------
               5,000                    50                      500                     600                            750
--------------------------------------------------------------------------------------------------------------------------
              10,000                   100                    1,000                   1,200                          1,500
--------------------------------------------------------------------------------------------------------------------------
              12,500                   125                    1,250                   1,500                          1,875
--------------------------------------------------------------------------------------------------------------------------
              15,000                   150                    1,500                   1,800                          2,250
--------------------------------------------------------------------------------------------------------------------------
              20,000                   200                    2,000                   2,400                          3,000
--------------------------------------------------------------------------------------------------------------------------
              25,000                   250                    2,500                   3,000                          3,750
--------------------------------------------------------------------------------------------------------------------------
              40,000                   400                    4,000                   4,800                          6,000
--------------------------------------------------------------------------------------------------------------------------
              50,000                   500                    5,000                   6,000                          7,500
--------------------------------------------------------------------------------------------------------------------------
              75,000                   750                    7,500                   9,000                         11,250
--------------------------------------------------------------------------------------------------------------------------
             100,000                 1,000                   10,000                  12,000                         15,000
--------------------------------------------------------------------------------------------------------------------------
             250,000                 2,500                   25,000                  30,000                         37,500
==========================================================================================================================

NOTE:  SERIES H PREFERRED SHARES IF HELD FOR ONE (1) YEAR MAY BE CONVERTED TO 1.2 SHARES OF COMMON STOCK; IF HELD
FOR TWO (2) YEARS MAY BE CONVERTED TO 1.5 SHARES OF COMMON STOCK.